EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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
                                                  THREE MONTHS ENDED       NINE MONTHS ENDED
                                                     SEPTEMBER 30,           SEPTEMBER 30,
                                                   2001         2000       2001          2000
                                               -----------------------   -----------------------
Basic income per common share:
  Net Income                                   $  805,465   $  727,678   $2,082,721   $1,696,984

  Weighted average common shares outstanding    2,814,347    2,714,519    2,787,611    2,714,084

  Basic income per common share                $     0.29   $     0.27   $     0.75   $     0.63

Dilutive income per common share:
  Net Income                                   $  805,465   $  727,678   $2,082,721   $1,696,984

  Weighted average common shares outstanding    2,814,347    2,714,519    2,787,611    2,714,084
  Dilutive effect of stock options                 14,482       86,045       32,574       93,359
                                               -----------------------   -----------------------
  Total shares                                  2,828,829    2,800,564    2,820,185    2,807,443

  Dilutive income per common share             $     0.28   $     0.26   $     0.74   $     0.60
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